Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Company Appoints Rod Little as President and Chief Executive Officer

David P. Hatfield to Retire

John C. Hunter Appointed Non-Executive Chairman of the Board

SHELTON, Conn., February 7, 2019 - Edgewell Personal Care Company (NYSE: EPC), today announced that Rod R. Little, who has served as Chief Financial Officer since March 2018, has been appointed President and Chief Executive Officer, effective March 1, 2019. He succeeds David P. Hatfield, who will retire from the company effective March 1, 2019. Mr. Little has also been appointed to the Company’s Board of Directors effective March 1, 2019, which will expand the Board by one member. In order to facilitate a smooth transition, Mr. Hatfield will continue to serve as a Director on the Edgewell Board until May 1, 2019. The Board has appointed John C. Hunter, an independent director who serves as Chairman of the Compensation Committee, as Non-Executive Chairman of the Board, effective March 1, 2019.

Mr. Little said, “I am honored to lead Edgewell at this important time for the Company. Despite the challenging market environment, we have significant opportunities to drive growth by building our core brands, taking further decisive actions to operate more efficiently, and reorienting our portfolio to focus on growth opportunities. Edgewell’s strongest competitive advantage is our team of employees who are dedicated to innovating and challenging conventions to advance our business. I look forward to working closely with them and my colleagues on the leadership team to enhance shareholder value by executing on our strategies and building innovative brands that consumers love.”

“Rod has played an integral role in helping lead the Company through a challenging period of transition, and we are pleased to appoint him as Edgewell’s next President and CEO,” said R. David Hoover, Lead Independent Director of the Edgewell Board of Directors. “Rod’s work developing and executing Project Fuel makes him uniquely qualified to continue overseeing these efforts. We are confident that Edgewell will be solidly positioned to drive value creation under Rod’s leadership.”

Mr. Hatfield said, “It has been a privilege to lead this business and serve as Edgewell’s CEO, and I thank all our colleagues for their hard work and commitment to innovation. I am proud of all that we have accomplished in establishing Edgewell as a standalone company with leading brands across our core categories. During the time I’ve spent working alongside Rod, I have witnessed his ability to drive results and am confident Edgewell will be led by a very capable and seasoned executive in Rod.”

Mr. Hoover added, “David helped build and lead this business, first as part of Energizer and then as Edgewell’s first CEO. Over the past 18 months in particular, David helped strengthen Edgewell by increasing investment in new growth initiatives, launching Project Fuel, an enterprise-wide initiative to transform the Company's business and cost structure, and strengthening the management team with key leadership changes. We are grateful for David’s numerous contributions and his commitment to Edgewell and wish him all the best in his retirement.”

Mr. Hunter added, “I am pleased to accept the position of Non-Executive Chairman of Edgewell’s Board and look forward to helping Rod lead Edgewell to a successful future. The Board will continue to put Edgewell’s shareholders first and focus on helping the company create value as we move forward.”

Edgewell is conducting a search process to identify a new Chief Financial Officer.

In a separate press release issued today, the Company announced its financial results for the first quarter of fiscal year 2019.

About Rod Little

Mr. Little joined Edgewell in March 2018 as the company’s Chief Financial Officer, bringing more than 20 years of global experience in consumer goods organizations, significant public company experience and a strong track record of driving results. Previously, he served as CFO with HSN, Inc. and prior to that, as EVP and CFO of Elizabeth Arden. Earlier in his career, he was CFO for Procter & Gamble’s global salon professional division, which offered him a broad, global perspective and valuable consumer insights across a wide product portfolio. Mr. Little holds a B.S. in Management from the United States Air Force Academy in Colorado Springs, Colo., and an MBA in Finance from the University of Pittsburgh in Pittsburgh, Pa.

About Edgewell Personal Care

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding; Diaper Genie®; Bulldog® and Jack Black® male skin care and grooming products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia. ###